Exhibit 21.1

Entity Name	Jurisdiction of Incorporation or Organization
Canyon Investments S.à r.l.	Luxembourg
Canyon Companies S.à r.l.	Luxembourg
Canyon Group S.à r.l.	Luxembourg
Cision Investments Limited	Ireland
Canyon Valor Holdings, Inc.	Delaware
Canyon Valor Companies, Inc.	Delaware
PRN Delaware, Inc.	Delaware
PR Newswire Association LLC	Delaware
CNW Group Ltd	Canada
Health Response Ltd	Canada
DNA 13 Inc.	Canada
DNA 13 (US) Inc.	Delaware
CCNW Quebec Inc.	Canada
Cision US Inc.	Delaware
iContact LLC	Delaware
Vocus NM LLC	Maryland
Vocus PRW Holdings LLC	Maryland
Vocus Social Media LLC	California
Vocus Acquisition LLC	Maryland
Bulletin Intelligence LLC	Delaware
Bulletin Healthcare LLC	Delaware
Bulletin Media LLC	Delaware
Canyon UK Investments Limited	UK
Vocus International B.V.	Netherlands
Cision SAS	France
Discovery Group Holdings Limited	UK
Gorkana Group Holdings Limited	UK
Gorkana Group Limited	UK
Cision Canada Inc.	Canada
Cision Quebec Inc.	Canada
Cision Portugal	Portugal
Cision Germany GmBH	Germany
Cision Sverige AB	Sweden
Cision Norge AS	Norway
Canyon UK Ventures Ltd	UK
Cision Finland OY	Finland
PWW International Ltd	UK
PWW Acquisition International II Ltd	UK
PR Newswire Ltda	Brazil
PR Newswire S de RL de CV	Mexico

Entity Name	Jurisdiction of Incorporation or Organization
PRNnet	Ireland
PWW Distribution India Private Limited	India
PR Newswire Middle East Ltd	UAE
PRN Business Consulting (Shanghai) Co Ltd	China
PR Newswire Asia Ltd	Hong Kong
PWW International Ltd (Taiwan Branch)	Taiwan
PWW International Ltd (Malaysia Branch)	Malaysia
PWW International Ltd (Singapore Branch)	Singapore
PWW International Ltd Representative Office	Indonesia
PR Newswire Europe Limited	UK
PR Newswire Benelux Limited	UK
ANP Pers Support Benelux BV	Netherlands
PR Newswire GmbH	Germany
L’Argus de la Presse	France